Exhibit 99.1

Press Contact: Christina Brozek | Beckerman One University Plaza, Suite 507 Hackensack, New Jersey 07601 cbrozek@beckermanpr.com office: 201-465-8002

Atlantic Green Power Receives Final Approval for
Eastern Site of Upper Pittsgrove Township, N.J. Solar Farm

West Atlantic City, N.J. – July 20, 2010 – Atlantic Green Power Holding Company (AGPH.OB), a renewable energy company developing utility-scale solar energy generation in the Mid-Atlantic region, today announced that the Land Use Board of Upper Pittsgrove Township, Salem County, New Jersey has granted final site plan approval for the development of the first of two tracts of land (the eastern site) under evaluation by the Board.  Atlantic Green Power expects that the approved eastern site, consisting of approximately 90 acres, could generate up to 14.4 megawatts (MW) of electric power, potentially making the eastern Pittsgrove site the largest solar energy generation facility to receive final site plan approval in New Jersey to date.

“Final approval for the development of the eastern site of our Upper Pittsgrove solar farm is a landmark decision for both the immediate community and the state,” said Robert Demos, President and CEO of Atlantic Green Power.  “We commend the Land Use Board for ensuring the appropriate pathways are in place to support climate-friendly solar development and for recognizing that this utility-scale solar project will not only help meet the state’s renewable standards, but will also help us reduce our dependence on fossil fuels as a nation."  Construction on the eastern site is expected to begin in the first quarter of 2011.

Although Atlantic Green Power received final approval for the eastern site, it did not obtain preliminary site plan approval from the Land Use Board for the second 422-acre tract (the western site) in Upper Pittsgrove Township.  Demos commented that, “Despite this setback, Atlantic Green Power remains confident in the merits of the overall project in Upper Pittsgrove and will continue to evaluate its options to facilitate the development of the western site.”

About Atlantic Green Power

Atlantic Green Power Holding Company is a renewable energy company focused primarily on the development of utility-scale solar energy generation in the Mid-Atlantic United States.   Atlantic Green Power’s mission is to operate a business based upon the unique economic and environmental benefits of utility-scale solar farms in the generation of electricity.  Atlantic Green Power is currently developing a projected 74.6 MW solar farm on 512 acres of land it leases in Upper Pittsgrove Township, New Jersey.  For more information, visit http://atlanticgreenpower.com/home or www.twitter.com/AtlanticGrnPowr

Forward-Looking Statements

Statements about the future expectations of Atlantic Green Power Holding Company, and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995.  Atlantic Green Power intends that such forward-looking statements shall be subject to the safe harbors created thereby.  Since these statements involve certain risks and uncertainties and are subject to change at any time, Atlantic Green Power’s actual results could differ materially from expected results.